Exhibit 10.8

                                 August 16, 1996


Mr. William L. Stewart
Paradise Valley, AZ  85253

Dear Bill,

As a result of our meeting on Tuesday, July 23, 1996, I am pleased to provide you with a summary of the compensation and retirement benefit enhancements that we agreed upon.

Base Salary:
------------
Your base salary will be increased by $100,000 effective July 23, 1996. Your new base salary will be $410,026.

Incentive Pay Plan:
-------------------
You will continue to be a participant in the Officers Incentive Plan as an Executive Vice President, with an incentive opportunity ranging from 0% - 52% of base pay.

Retirement:
-----------
Your retirement benefit will be calculated by adding a base amount of 20% of your average monthly wage (as determined by the highest 36 consecutive months) and 10% of your average monthly wage for each year of service. You will become vested in this benefit when you have accrued four years and 1000 hours of service (November 1998). The maximum benefit you can accrue is 100% of your average monthly wage. Under this schedule, you will qualify for the maximum benefit in November 2001. Please note, this retirement benefit replaces our previous agreement outlined in your offer letter dated December 21, 1993.

Restricted Stock:
-----------------
You will receive two thousand shares of restricted stock for each calendar year you are actively employed at APS retroactive to 1994. This results in an award of four thousand shares to be issued as soon as possible. Each subsequent years award will be made in the last quarter of each year and will be provided in addition to any other stock award you receive under the Pinnacle West Stock Option and Restricted Stock Program.

Home Purchase:
--------------
The Company will purchase your home at its market value and you may live there for the remainder of your employment at APS. You will be responsible for any personal income taxes due to this arrangement.

Should you have any questions regarding any of the above information, please feel free to contact Armando Flores who will implement all of the above actions.

Sincerely,


WILLIAM J. POST
-----------------------------------
William J. Post
Chief Operating Officer
Arizona Public Service Company





The foregoing is agreed to and accepted:


WILLIAM L. STEWART
----------------------------------
William L. Stewart